                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                   STAC, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  852323 10 4
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 852323 10 4              SCHEDULE 13G               Page 2 of 4 Pages


   1      NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            DOUGLAS L. WHITING
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
          ---------------------------------------------------------------------

                       5     SOLE VOTING POWER
  NUMBER OF                    1,549,167
   SHARES              --------------------------------------------------------
 BENEFICIALLY          6     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            7     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,549,167
                       --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,549,167
          ---------------------------------------------------------------------

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.0%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

            IN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

(a)      Name of Issuer:  STAC, INC.

(b)      Address of Issuer's Principal Executive Officers:
           12636 HIGH BLUFF DRIVE, 4TH FLOOR
           SAN DIEGO, CA  92130-2093
ITEM 2.

(a)      Name of Person Filing:   DOUGLAS L. WHITING

(b)      Address of Principal Business Office or, if none, Residence:
           12636 HIGH BLUFF DRIVE
           4TH FLOOR
           SAN DIEGO, CA 92130-2093

(c)      Citizenship:  UNITED STATES

(d)      Title of Class of Securities:  COMMON STOCK

(e)      CUSIP Number:  852323 10 4

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

(a) Amount Beneficially Owned: 1,549,167 SHARES, INCLUDING 1,412,500 SHARES REGISTERED IN THE NAME OF THE WHITING FAMILY TRUST AND 136,667 SHARES ISSUABLE UPON EXERCISE OF OPTIONS HELD BY MR. WHITING WITHIN 60 DAYS OF DECEMBER 31, 1996.


(b)      Percent of Class:  5.0%

(c)      Number of shares as to which such person has:

         (i)     sole power to vote or to direct the vote:  1,549,167
         (ii)    shared power to vote or to direct the vote:  0
         (iii)   sole power to dispose or to direct the disposition of:
                 1,549,167
         (iv)    shared power to dispose or to direct the disposition of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.         CERTIFICATION

Not applicable.

                                      SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 11, 1997
                                       -----------------------------------
                                       Date


                                       /s/ Douglas L. Whiting
                                       -----------------------------------
                                       Signature


                                       Douglas L. Whiting
                                       -----------------------------------
                                       Name/Title